Exhibit 99.1

Resorts World Catskills Receives Casino Operation Certificate from New York State Gaming Commission

Casino resort scheduled to open its doors to public on February 8th

Town of Thompson, N.Y. (February 5, 2018) Montreign Operating Company, LLC (“Montreign”), an indirect, wholly-owned subsidiary of Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” and, together with its subsidiaries, the “Company”) was today issued an operation certificate by the New York State Gaming Commission for its Resorts World Catskills casino resort.

This announcement comes ahead of Resorts World Catskills’ public opening on February 8th, several weeks ahead of schedule. Once complete, Resorts World Catskills, New York State’s largest integrated commercial casino resort will contain 100,000 square feet of Las Vegas style gaming, including more than 150 table games and 2,150 slot machines, 10 varied culinary and nightlife options, a 2,500-seat event center and a 332-room all-suite hotel designed to meet 5-star and 5-diamond standards.

“Today marks a major milestone,” said Ryan Eller, President and CEO of Empire Resorts, Inc., “We’re looking forward to bringing something we believe is truly special to the people of New York State and the Catskill Region – a thriving resort destination that will become a beacon for both economic opportunity and excitement. We’re very thankful for all the hard work, dedication, and vision of so many that brought this to its fruition, including the contributions of over 3,000 union workers employed in the construction of this project.”

Resorts World Catskills will officially open on Thursday, February 8th at 8 a.m., when the public will have the first opportunity to experience the new casino resort. Following the public opening, a private ribbon cutting ceremony will commence at 11 a.m.

Resorts World Catskills will leverage the internationally recognized Resorts World hospitality and casino brand, which includes integrated destination resorts located in Kuala Lumpur, Malaysia, Singapore, Bimini, Bahamas, Manila, Philippines, Birmingham, England, New York City, New York and the newest property currently under construction in Las Vegas, Nevada.

Further information about the Company and Resorts World Catskills is available at www.empireresorts.com and www.rwcatskills.com.

About the Company

The Company was awarded a gaming facility license by the New York State Gaming Commission to develop and operate a resort casino located at the site of a four-season destination resort being developed in the Town of Thompson in Sullivan County, New York, approximately 90 miles from New York City. The Company is the sole holder of a gaming facility license in the Hudson Valley-Catskills Area, which consists of Columbia, Delaware, Dutchess, Greene, Orange, Sullivan and Ulster counties in New York State.

When complete, Resorts World Catskills will include an 18-story hotel, casino and entertainment complex with 100,000 square feet of casino floor, featuring over 150 live table games, 2,150 state of the art slot machines, a poker room and private gaming salons. Guest amenities will include 332 all-suite luxury rooms, which include 12 penthouse suites, 8 garden suites and 7 two-story villas, two indoor pools, a spa and fitness center — all designed to meet 5-star and 5-diamond standards. Guests will be able to choose from 10 varied bar and restaurant experiences, including fine dining, and an Italian steakhouse created by celebrity chef Scott Conant. Guests can also enjoy year-round live entertainment at the 2,500-seat event center, casino bars, restaurants and lounges.

The destination resort in which Resorts World Catskills is located will also include an entertainment village providing additional entertainment, food and accommodations. In early 2019, a Rees Jones-redesigned golf course and The Kartrite, an indoor waterpark lodge, will also be added to this destination resort.

The Company also owns and operates Monticello Casino and Raceway, a 45,000-square foot video gaming machine and harness horseracing facility located in Monticello, New York, approximately 90 miles northwest of New York City.

Further information about the Company is available at www.empireresorts.com, www.rwcatskills.com and www.monticellocasinoandraceway.com.

Contact:

Empire Resorts, Inc.

Charles A. Degliomini, 845-807-0001

Executive Vice President

cdegliomini@empireresorts.com

Cautionary Statement Regarding Forward Looking Information

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and our management team, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, levels of spending in business and leisure segments as well as consumer confidence; changes in the competitive environment in the gaming industry and the markets where we operate; whether the Company is judged to have met the hospitality standards necessary to be awarded a 5-diamond rating by the American Automobile Association or a 5-star rating by the Forbes Travel Guide; the ability to meet and maintain compliance with legal and regulatory restrictions on our business, including in relation to our advertising, customer promotion and marketing activities; recognition of and loyalty to the Resorts World and Genting brands; customer preference for competing hospitality and gaming brands operating in our market; the effectiveness of marketing and promotional activity based on the Resorts World and Genting brands; our ability to adapt to a rapidly changing media environment; our ability to leverage the Resorts World and Genting brands to attract visitors in our market; adverse publicity relating to the Resorts World or Genting brands; and the continued investment to maintain, extend and expand the image of the Resorts World and Genting brands through marketing initiatives, including advertising and consumer promotions, and product innovation, over which we have no control. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.